Exhibit 99.1


                       Southwest Water Renews $6.6 Million
                            Annual Services Contract



    LOS ANGELES--(BUSINESS WIRE)--Oct. 2, 2006--Southwest Water Company (NASDAQ:SWWC) today announced the renewal of water, wastewater and public works operations contracts for the city of Gulfport, Mississippi. This is the second renewal for Southwest Water's Operations Technologies, Inc. subsidiary, which has been serving Gulfport's water and sewer, streets and drainage, and billing and customer service departments since 1999. The contracts are structured in a series of seven renewable one-year increments, each valued at approximately $6.6 million.

    Mark A. Swatek, Southwest Water chief executive officer and chairman, said, "We are excited for this opportunity to continue the strong and successful partnership that we have with the city of Gulfport. We are proud of the support and confidence that city officials have given us and we look forward to continuing to provide the citizens of Gulfport with outstanding service."

    Southwest Water Company provides a broad range of operation, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. Approximately two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's website: www.swwc.com.



    CONTACT: Southwest Water Company
             DeLise Keim, 213-929-1846
             www.swwc.com
             or
             PondelWilkinson Inc.
             Robert Jaffe, 310-279-5969
             www.pondel.com